Azteca Acquisition Corporation Announces Closing of
$100,000,000 Initial Public Offering

New York, NY, July 6, 2011 —/PRNewswire/ - Azteca Acquisition Corporation (the “Company”)(OTCBB:AZTAU) announced today that it has closed its initial public offering for gross proceeds of $100,000,000. The Company sold 10,000,000 units at a price of $10.00 per unit. Each unit issued in the initial public offering consisted of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $12.00 per share. In addition the Company has granted the underwriter a 45 day over-allotment option to purchase up to an additional 1,500,000 units.

The Company is a newly-organized blank check company formed for the purpose of acquiring or merging with an operating business.

Initially, the units will be the only security trading. The Company’s units began trading on the Over-the-Counter Bulletin Board quotation system under the ticker symbol “AZTAU” on June 30, 2011. The common stock and warrants comprising the units will begin separate trading on August 22, 2011 (or such earlier date as the underwriter may permit), subject to the Company’s filing a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting its receipt of the gross proceeds of the offering and issuing a press release announcing when such separate trading will begin.

The Company has deposited $100,500,000 (including $3,500,000 from a private placement of 4,666,667 warrants to the Company’s sponsor), or approximately $10.05 per share, into a trust account maintained by Continental Stock Transfer & Trust Company acting as the trustee. The funds will not be released from the trust account except under certain limited circumstances as described in the prospectus relating to the offering.

Deutsche Bank Securities Inc. acted as sole book-running manager of the offering.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on June 29, 2011. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.  Copies of the final prospectus relating to the offering can be obtained from the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus related to this offering may be obtained from Deutsche Bank Securities Inc.,100 Plaza One, Jersey City, NJ 07311 (Attn: Prospectus Department), (800) 503-4611, or email:  prospectus.cpdg@db.com.

Company Contact:

Gabriel Brener
Chief Executive Officer
(310) 553-7009